Exhibit 99.1
[LOGO GRAPHIC]

                                   BRANDYWINE WEST, 1521 CONCORD PIKE, SUITE 301
                                                            WILMINGTON, DE 19803
                                                          N E W S  R E L E A S E
NYSE: GTI                                            CONTACT:  Elise A. Garofalo
                                                  Director of Investor Relations
                                                                    302-778-8227

 GRAFTECH REPORTS 2002 FOURTH QUARTER RESULTS; EXPECTS SIGNIFICANT EARNINGS
                              IMPROVEMENT FOR 2003

         Wilmington, DE - February 13, 2003 - GrafTech International Ltd. (GTI) today announced financial results for the fourth quarter and year ended December 31, 2002. Net income excluding non-recurring items was breakeven for the 2002 fourth quarter and a net loss of $3 million or ($0.06) per share, for the year 2002. Net loss as reported was $2 million, or ($0.04) per share, for the 2002 fourth quarter and $18 million, or ($0.33) per share, for the year 2002.

         Craig Shular, Chief Executive Officer of GTI, commented, "Although 2002 was extremely challenging from a financial perspective, we completed significant milestones by aggressively repositioning our production platform, expanding our lower cost facilities, redesigning our benefit plans and completing our global tax and legal restructuring. We believe that these activities will allow us to significantly improve earnings and return to profitability in 2003."

         Net sales were $160 million for the 2002 fourth quarter, 3 percent higher than for the 2001 fourth quarter, and $613 million for the year 2002, 6 percent lower than for the year 2001. Gross margin was 24.0 percent for the 2002 fourth quarter and 22.8 percent for the year 2002. This compares to gross margin of 26.9 percent for the 2001 fourth quarter and 28.3 percent for the year 2001. 2002 fourth quarter net sales and gross margin improved from the 2002 third quarter of $154 million and 22.3 percent, respectively.

         Mr. Shular commented, "In 2002, we experienced a significant decline in graphite electrode selling prices and persistently weak end markets for our other businesses (except cathodes) due to global economic weakness, which more than offset the impact of higher sales volumes in graphite electrodes and higher net sales of cathodes. Year over year, we increased our graphite electrode sales volume approximately 4 percent by increasing our market share at strategic global accounts and participating in the improvement of the North American steel industry. Net sales of cathodes in 2002 were 17% higher than in 2001 as we completed the expansion of our cathode capacity in Brazil and were successful in selling virtually all of our 2002 annual capacity."

         Mr. Shular continued, "Performance improvements over the 2002 third quarter results were driven by our graphite electrode and cathode businesses. Graphite electrode sales volume in the 2002 fourth quarter met our expectations at 47.3 thousand metric tons as compared to 45.9 thousand metric tons in the 2002 third quarter. Cathode sales volumes were strong primarily due to the timing of customer projects. Average graphite electrode production cost per metric ton improved to $1,644 versus $1,676 in the 2002 third quarter, as expected, primarily due to improvements in productivity."

GRAPHITE POWER SYSTEMS (GPS) DIVISION

         The GPS Division had net sales of $134 million for the 2002 fourth quarter, 6 percent higher than for the 2001 fourth quarter due to stronger sales volumes in all product lines. Graphite electrode sales volume in the 2002 fourth quarter, 47.3 thousand metric tons, was 12 percent higher than in the 2001 fourth quarter. Average sales revenue per metric ton of graphite electrodes was $2,113 in the 2002 fourth quarter, 6 percent lower than in the 2001 fourth quarter, partially offsetting the impact of increased sales volumes. Net sales of cathodes were 19 percent higher in the 2002 fourth quarter than in the 2001 fourth quarter, primarily due to higher sales volume.

         Gross margin for the GPS Division was the highest for the year at 24.6 percent in the 2002 fourth quarter, an increase from 22.3 percent in the 2002 third quarter primarily due to improved graphite electrode production costs and increased cathode sales volume. Gross margin of 27.3 percent in the 2001 fourth quarter was higher than in the 2002 fourth quarter, primarily due to higher graphite electrode prices.

ADVANCED ENERGY TECHNOLOGY (AET) DIVISION

         Net sales for the AET Division were $26 million for the 2002 fourth quarter, $3 million lower than for the 2001 fourth quarter primarily due to lower sales of products to customers in the aerospace industry. Gross margin was
21.1 percent in the 2002 fourth quarter as compared to 25.3 percent in 2001 fourth quarter. The decline in gross margin was primarily due to lower sales.

         Accomplishments in the 2002 fourth quarter include:

o GRAFCELL(TM) advanced flexible graphite was designed into the Ballard Power Systems fuel cell module used to power the recently announced Honda FCX fuel cell vehicle.

o GTI received an eGraf(TM) thermal management component approval from Pelago Networks for use in the telecommunications industry, marking a new application for GTI's product.

NEW SEGMENT REPORTING

         The previously announced alignment of GTI's businesses into three distinct lines of business will impact segment reporting. GTI will begin reporting under these lines of business as of the 2003 first quarter. The synthetic graphite line of business includes graphite electrodes, cathodes and advanced graphite materials. GTI will report profitability for this line of business as a whole, consistent with the goal of maximizing its cash profitability.

COST SAVINGS

         GTI achieved $14 million of savings under its major cost savings plan in 2002. In the 2002 fourth quarter, GTI successfully completed the first phase of graphite electrode capacity expansion at its low cost production facility in Monterrey, Mexico. Completing the expansion of this facility to 60,000 metric tons of graphite electrode capacity is on schedule for the end of the 2003 first quarter.

         GTI will no longer disclose product specific costs, including graphite electrode production cost per metric ton, under this savings plan. GTI will continue to measure and report cost savings against its annual cost savings targets and intends to report earnings per share improvements associated with the savings.

         Mr. Shular commented, "To date, under our cost savings plan, we have streamlined our corporate structure, closed higher cost facilities, redesigned benefit plans worldwide, outsourced certain financial functions, and initiated new systems to simplify our operations. We will continue to aggressively pursue opportunities to increase the productivity of our organization and reaffirm our commitment on delivering approximately $80 million of annual recurring cost savings by 2005. GTI has targeted $30 million of recurring annual cost savings by the end of 2003, $16 million more than in 2002. We expect this increase in savings to contribute approximately $0.18 per share to earnings improvement in 2003."

         In the 2003 first quarter, GTI announced that it will freeze its U.S. qualified defined benefit plan effective March 31, 2003. GTI also redesigned its U.S. employee healthcare benefits, primarily to align its benefit plans with industry practices and control rapidly escalating medical costs. Effective January 1, 2002, a new defined contribution plan was established for U.S. employees.

CORPORATE

         Selling, general and administrative expenses were $20 million in the 2002 fourth quarter, the same as in the 2002 third quarter and $1 million higher than in the 2001 fourth quarter.

         Interest expense was $15 million in the 2002 fourth quarter, the same as in the 2002 third quarter. As targeted, 2002 interest expense was $60 million, the same as 2001. In January 2003, GTI entered into a 10-year interest rate swap for a notional amount of $200 million to convert that amount of fixed rate debt to variable rate debt. Of the $550 million of outstanding senior notes, $450 million has been effectively converted to variable rate debt. In January 2003, GTI also entered into 5-year interest rate caps for a notional amount of $200 million. Interest expense for 2003 is targeted to be about $57 to $60 million.

         Net debt (total long- and short-term debt less cash and cash equivalents, unamortized bond premium and fair value of hedged debt obligations) was $706 million at the end of the 2002 fourth quarter, essentially the same as at the end of the 2002 third quarter. Capital expenditures were $18 million for the 2002 fourth quarter and $50 million for the year 2002.

         Considering approximately $45 million of capital expenditures and $10 million of cash payments associated with previously announced restructuring charges, net debt at the end of 2003 is expected to be approximately $740 million, excluding the impact of asset sales.

         At December 31, 2002, GTI had drawn $10 million under its Euro 200 million revolving credit facility. For the 2002 fourth quarter, GTI was in compliance with its senior secured bank credit facility covenants. In addition, based on GTI's current business plans for 2003, GTI believes that it will remain in compliance with its senior secured bank credit facility covenants.

         The effective tax rate for the 2002 fourth quarter and the year 2002 was approximately 35 percent, excluding non-recurring items. The effective tax rate for 2003 is expected to be about 40 percent.

         Non-recurring items in the 2002 fourth quarter included a $3 million ($2 million after tax) non-cash charge associated with the impairment of GTI's investment in its joint venture with Jilin Carbon. This impairment results from uncertainty about the completion and start-up of the planned graphite electrode facility in Changchun, China due to the effects that the challenging 2002 graphite electrode industry conditions have had on GTI's joint venture partner. We continue to work closely with Jilin on production alternatives. GTI also recorded a $1 million (nil after tax) change in estimate for the restructuring charge associated with the mothballing of our graphite electrode facility in Caserta, Italy.

         Other income, net, was $2 million in the 2002 fourth quarter, attributable primarily to currency exchange benefits associated with euro denominated intercompany loans, partially offset by other expenses.

         Net income excluding non-recurring items was breakeven for the 2002 fourth quarter and a net loss of $3 million, or ($0.06) per share, for the year 2002. This net loss included significant other income, net, the effect of which was partially offset by a non-cash compensation charge. These have the effect of adding $8 million of income, net of tax ($11 million before tax), or $0.13 per share, for the year 2002. Excluding these items, GTI's net loss was $11 million, or ($0.19) per share, for the year.

OUTLOOK

         Mr. Shular commented on GTI's outlook, saying, "We intend to return to profitability in 2003, with earnings expected to be between $0.21 and $0.26 per share. The increase of $0.40 to $0.45 per share over the loss of $0.19 per share (excluding non-recurring items, other income, net, and non-cash compensation charge) in 2002 will be driven by expected improvements in graphite electrode volume and price and cost savings. 2003 estimated sales volume of graphite electrodes is 190,000 metric tons and should result in full capacity utilization. We have executed graphite electrode price increases in our major markets for 2003 business. Average graphite electrode revenue per metric ton for 2003 is expected to be approximately $150 higher than in the 2002 fourth quarter. Approximately one-third of that increase is associated with expected benefits from net changes in currency rates."

         Mr. Shular continued, "Our cathode business remains strong and our capacity is virtually sold out for 2003. We do not foresee any recovery in 2003 over 2002 in the end markets for our remaining businesses, including the semiconductor, electronics and aerospace industries, and therefore expect the financial performance of those businesses to remain similar to 2002 levels. We are encouraged by the positive trends in the fuel cell industry, including recent government commitments, and we will continue to drive commercialization of our advantaged technologies."

          "We expect earnings per share in the 2003 first quarter to be approximately $0.01 per share. For the 2003 first quarter, we expect graphite electrode sales volume to follow the historical seasonal pattern of being the lowest volume quarter of the year. We expect this volume to be approximately 46,000 metric tons. Average graphite electrode revenue per metric ton is expected to be approximately $2,220."

         "Finally, the graphite electrode industry supply/demand balance remains tight and we have announced further price increases in February 2003 for the following markets: Europe - Euro 100/metric ton; Middle East, North Africa, Asia and South America - $200/metric ton; and the United States $0.05/pound. As the majority of our 2003 graphite electrode order book has been placed, the February 2003 price increases are expected to impact less than 10 percent of our 2003 business."

         In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 1l:00 a.m. EDT. The dial-in number is 800-218-9073 for domestic and 303-262-2175 for international. If you are unable to listen to the live call, the call will be archived and available for replay within one day of the live call on our website at WWW.GRAFTECHINTERNATIONAL.COM under the Investor Relations section.

         GrafTech International Ltd. is one of the world's largest manufacturers and providers of high quality natural and synthetic graphite and carbon based products and services, offering energy solutions to industry-leading customers worldwide engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We have 13 manufacturing facilities in 7 countries and are the leading manufacturer in all of our major product lines. We produce graphite electrodes that are consumed primarily in the production of steel in electric arc furnaces, the steel making technology used by all "mini-mills," and for refining steel in ladle furnaces. We also produce carbon electrodes that are consumed in the manufacture of silicon metal and cathodes that are used in the production of aluminum. In addition, we develop and manufacture natural graphite for use in materials and components for proton exchange membrane fuel cells and fuel cell systems, thermal interface products for computer, communications and other applications, fire retardant products for transportation applications and building and construction materials applications, industrial thermal management products for high temperature process applications, and conductive products for batteries and supercapacitor power storage applications. GRAFCELL(TM), GRAFGuard(TM), GRAFOIL(R), GRAFSHIELD(TM) and eGraf(TM) are our trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at WWW.GRAFTECHINTERNATIONAL.COM. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit its website at www.graftech.com. For additional information on our High Tech High Temp business unit, call 216-676-2100 or visit its website at www.HT2.com.

         NOTE: This news release and our earnings call may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about such matters as: future production and sales of steel, aluminum, fuel cells, electronic devices and other products that incorporate our products or that are produced using our products; future prices and sales of and demand for graphite electrodes and our other products; future operational and financial performance of various businesses; strategic plans; impacts of regional and global economic conditions; interest rate management activities; restructuring, realignment, strategic alliance, supply chain, technology development and collaboration, investment, acquisition, joint venture, operating, integration, tax planning, rationalization, financial and capital projects; legal matters and related costs; consulting fees and related projects; potential offerings, sales and other actions regarding debt and equity securities of us and our subsidiaries; and future costs, working capital, revenues, business opportunities, values, debt levels, cash flows, cost savings and reductions, margins, earnings and growth. We have no duty to update these statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in these statements due to various factors. These factors include: the possibility that global or regional economic conditions affecting our products may not improve or may worsen due to geopolitical factors, governmental actions or other causes; the possibility that anticipated additions to capacity for producing steel in electric arc furnaces or anticipated reductions in graphite electrode manufacturing capacity may not occur; the possibility that increased production of steel in electric arc furnaces or reductions in graphite electrode manufacturing capacity may not result in stable or increased demand for or prices or sales volumes of graphite electrodes; the possibility that economic or technological developments may adversely affect growth in the use of graphite cathodes in lieu of carbon cathodes in the aluminum smelting process; the possibility that anticipated additions to aluminum smelting capacity using graphite cathodes may not occur or that increased production of graphite cathodes by competitors may occur; the possibility that increased production of aluminum may not result in stable or increased demand for or prices or sales volume of graphite cathodes; the possibility of delays in or failure to achieve widespread commercialization of proton exchange membrane, or "PEM," fuel cells which use natural graphite materials and components and that manufacturers of PEM fuel cells may obtain those materials or components used in them from other sources; the possibility of delays in or failure to achieve successful development and commercialization of new or improved electronic thermal management or other products; the possibility of delays in meeting or failure to meet product development milestones or delays in expanding or failure to expand our manufacturing capacity; the possibility that we may be unable to protect our intellectual property or may infringe the intellectual property rights of others; the occurrence of unanticipated events or circumstances relating to antitrust investigations or lawsuits or to lawsuits initiated by us against our former parents; the possibility that expected cost savings will not be fully realized; the occurrence of unanticipated events or circumstances relating to health, safety or environmental compliance or remediation obligations, labor relations, strategic plans or projects identified above; changes in interest or currency exchange rates, in competitive conditions or in inflation affecting our raw material, energy or other costs; the possibility of failure to satisfy conditions or milestones to, or occurrence of breach of terms of our strategic alliances with Jilin Carbon, Pechiney, Ballard, Conoco or others; the possibility that changes in our financial performance may affect our compliance with financial covenants or the amount of funds available for borrowing under our revolving credit facility; and other risks and uncertainties, including those detailed in our filings with the SEC, as well as future decisions by us. References to future costs and cost savings are based on economic and industry conditions underlying our current business plan (and assume annual graphite electrode production and sales of 180 thousand metric tons and no change in currency exchange rates) and are subject to the criteria, standards and limitations detailed in our filings with the SEC. The statements in this news release or made during our earnings call shall not be deemed to constitute an admission as to any liability in connection with any claim or lawsuit. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities. References to street or analyst earnings estimates mean those published by First Call, a service of the Thomson Financial Network.

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                  (Dollars in millions, except per share data)
                                   (Unaudited)
                                                                                             DECEMBER 31, DECEMBER 31,
                                           ASSETS                                                 2001        2002
                                                                                                  ----        ----
  CURRENT ASSETS:
  Cash and cash equivalents                                                                    $    38    $    11
  Notes and accounts receivable                                                                     95        108
  Inventories:
     Raw materials and supplies                                                                     33         40
     Work in process                                                                               111        103
     Finished goods                                                                                 33         30
                                                                                               -------    -------
                                                                                                   177        173
  Prepaid expenses and deferred income taxes                                                        12         19
                                                                                               -------    -------
         Total current assets                                                                      322        311
                                                                                               -------    -------
  Property, plant and equipment                                                                    931      1,009
  Less: accumulated depreciation                                                                   650        700
                                                                                               -------    -------
         Net fixed assets                                                                          281        309
  Deferred income taxes                                                                            140        175
  Other assets                                                                                      54         67
                                                                                               -------    -------
         Total assets                                                                          $   797    $   862
                                                                                               =======    =======
                        LIABILITIES AND STOCKHOLDERS' DEFICIT

  CURRENT LIABILITIES:
  Accounts payable                                                                             $   101    $   106
  Short-term debt                                                                                    7         18
  Accrued income and other taxes                                                                    45         26
  Other accrued liabilities                                                                         57         60
                                                                                               -------    -------
         Total current liabilities                                                                 210        210
                                                                                               -------    -------
  Long-term debt:
     Carrying value                                                                                631        699
     Fair value of hedged debt obligation                                                            -          8
      Unamortized bond premium                                                                       -          6
                                                                                               -------    -------
         Total long-term debt                                                                      631        713
                                                                                               -------    -------
  Other long-term obligations                                                                      231        255
  Deferred income taxes                                                                             32         35
  Minority stockholders' equity in consolidated entities                                            25         30
  STOCKHOLDERS' DEFICIT:
     Preferred stock, par value $.01, 10,000,000 shares authorized, none issued                      -          -
     Common stock, par value $.01, 100,000,000 shares authorized,
         58,532,209 shares issued at December 31, 2001,
         59,120,160 shares issued at December 31, 2002                                               1          1
     Additional paid-in capital                                                                    629        636
     Accumulated other comprehensive loss                                                         (269)      (304)
     Retained deficit                                                                             (602)      (620)
     Less: cost of common stock held in treasury, 2,322,412 shares at December 31, 2001,
         2,542,539 shares at December 31, 2002                                                     (85)       (88)
     Less: common stock held in employee benefits trust, 426,400 shares at December 31, 2001
          and December 31, 2002                                                                     (6)        (6)
                                                                                               -------    -------
         Total stockholders' deficit                                                              (332)      (381)
                                                                                               -------    -------
         Total liabilities and stockholders' deficit                                           $   797    $   862
                                                                                               =======    =======

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

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in millions, except per share data)
                                   (Unaudited)
                                                                                   Three Months                  Twelve Months
                                                                               Ended December 31,              Ended December 31,
                                                                               ------------------              ------------------
                                                                               2001          2002              2001          2002
                                                                               ----          ----              ----          ----
  Net sales                                                                 $    155    $    160             $    654    $    613
  Cost of sales                                                                  113         121                  469         473
                                                                            --------    --------             --------    --------
      Gross profit                                                                42          39                  185         140
  Research and development                                                         3           4                   12          13
  Selling, administrative and other expenses                                      19          20                   78          78
  Restricted stock vesting                                                         -           -                    -           5
  Other (income) expense, net                                                      2          (2)                   1         (16)
  Global realignment and related expenses                                          2           -                    2           3
  Antitrust investigations and related lawsuits and claims                         -           -                   10           -
  Restructuring charge and impairment loss on long-lived and other assets         34           4                   92          23
  Interest expense                                                                11          15                   60          60
                                                                            --------    --------             --------    --------
                                                                                  71          41                  255         166
                                                                            --------    --------             --------    --------
      Loss before provision for income taxes                                     (29)         (2)                 (70)        (26)
  Provision (benefit) for income taxes                                            26           -                   15         (13)
                                                                            --------    --------             --------    --------
      Loss of consolidated entities before minority interest
      and extraordinary items                                                    (55)         (2)                 (85)        (13)
  Less: Minority stockholders' share of income                                     -           -                    2           2
                                                                            --------    --------             --------    --------
      Loss before extraordinary items                                            (55)         (2)                 (87)        (15)
  Extraordinary items, net of tax                                                  -           -                    -           3
                                                                            --------    --------             --------    --------
      Net Loss                                                              $    (55)   $     (2)            $    (87)   $    (18)
                                                                            ========    ========             ========    ========

  BASIC INCOME (LOSS) PER COMMON SHARE:
      Loss before extraordinary item                                        $  (0.98)   $  (0.04)            $  (1.75)   $  (0.28)
      Extraordinary items, net of tax                                              -           -                    -       (0.05)
                                                                            --------    --------             --------    --------
      Net loss per share                                                    $  (0.98)   $  (0.04)            $  (1.75)   $  (0.33)
                                                                            ========    ========             ========    ========
      Weighted average common shares outstanding
        (in thousands)                                                        55,778      56,144               49,720      55,942
                                                                            ========    ========             ========    ========

  DILUTED INCOME (LOSS) PER COMMON SHARE:
      Loss before extraordinary item                                        $  (0.98)   $  (0.04)            $  (1.75)   $  (0.28)
      Extraordinary items, net of tax                                              -           -                    -       (0.05)
                                                                            --------    --------             --------    --------
      Net loss per share                                                    $  (0.98)   $  (0.04)            $  (1.75)   $  (0.33)
                                                                            ========    ========             ========    ========
      Weighted average common shares outstanding
        (in thousands)                                                        55,778      56,144               49,720      55,942
                                                                            ========    ========             ========    ========

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (Dollars in millions, except per share data)
                                   (Unaudited)
                                                                                        Three Months                Twelve Months
                                                                                     Ended December 31,          Ended December 31,
                                                                                     ------------------          ------------------
                                                                                     2001        2002            2001        2002
                                                                                     ----        ----            ----        ----
  CASH FLOW FROM OPERATING ACTIVITIES:
       Net loss                                                                     $(55)      $ (2)               $(87)   $ (18)
       Extraordinary items, net of tax                                                 -          -                   -        3
       Non-cash charges to net loss:
          Depreciation and amortization                                                9          7                  36       29
          Deferred income taxes                                                       12         (1)                 (9)     (28)
          Antitrust investigations and related lawsuits and claims                     -          -                  10        -
          Restructuring charge and impairment loss on long-lived and other assets     39          4                  92       23
          Restricted stock vesting                                                     -          -                   -        5
          Other non-cash charges (credits)                                            14         (7)                 13      (24)
      Working capital*                                                                25         17                 (32)     (38)
      Long-term assets and liabilities                                                (8)        (2)                 (6)     (12)
                                                                                    ----       ----                ----    -----
              NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                     36         16                  17      (60)
                                                                                    ----       ----                ----    -----
  CASH FLOW FROM INVESTING ACTIVITIES:

      Capital expenditures                                                           (18)       (18)                (40)     (50)
      Purchase of investment                                                          (2)         -                  (2)       -
      Sale of assets                                                                  (1)         -                   3        -
                                                                                    ----       ----                ----    -----
              NET CASH USED IN INVESTING ACTIVITIES                                  (21)       (18)                (39)     (50)
                                                                                    ----       ----                ----    -----
  CASH FLOW FROM FINANCING ACTIVITIES:
      Short-term debt borrowings (reductions), net                                     4         (3)                  3       11
      Revolving credit facility borrowings (reductions), net                          10         (2)                  7      (80)
      Long-term debt borrowings                                                        -          -                   2      557
      Long-term debt reductions                                                       (9)         -                 (96)    (398)
      Minority interest investment                                                     -         (1)                  9        -
      Dividends paid to minority shareholder                                           -          -                   -       (1)
      Proceeds from reset of interest rate swap                                        -          -                   -       10
      Sale of common stock                                                             -          -                  94        1
      Financing costs                                                                 (1)         -                  (4)     (21)
                                                                                    ----       ----                ----    -----
              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                      4         (6)                 15       79
                                                                                    ----       ----                ----    -----

  Net increase (decrease) in cash and cash equivalents                                19         (8)                 (7)     (31)
  Effect of exchange rate changes on cash and cash equivalents                        (1)         1                  (2)       4
  Cash and cash equivalents at beginning of period                                    20         18                  47       38
                                                                                    ----       ----                ----    -----
  CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $ 38       $ 11                $ 38    $  11
                                                                                    ====       ====                ====    =====
  SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Net cash paid during the periods for:
      Interest expense                                                              $ 12       $  2                $ 56    $  48
                                                                                    ====       ====                ====    =====
      Income taxes                                                                  $  4       $  1                $ 25    $  24
                                                                                    ====       ====                ====    =====

  *Net change in working capital due to the following components:
   (Increase)decrease in current assets:
      Notes and accounts receivable                                                 $  5       $  -                $ 20    $  (6)
      Inventories                                                                     13          -                 (20)      11
      Prepaid expenses and other current assets                                        -          -                   -       (2)
      Increase (decrease) in accounts payable and accruals                            15         18                   2      (34)
      Antitrust investigations and related lawsuits and claims, net                   (2)        (1)                (16)      (3)
      Restructuring payments                                                          (6)         -                 (18)      (4)
                                                                                    ----       ----                ----    -----
              WORKING CAPITAL                                                       $ 25       $ 17                $(32)   $ (38)
                                                                                    ====       ====                ====    =====

                  GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
                              SEGMENT DATA SUMMARY
                              (Dollars in millions)
                                   (Unaudited)
                                                               Three Months Ended
                                           -----------------------------------------------------------
                                              December 31,       September 30,       December 31,
                                                  2001                2002               2002
                                                  ----                ----               ----
NET SALES:
Graphite Power Systems                      $      126          $      126          $      134
Advanced Energy Technology                  $       29          $       28          $       26
                                           -----------         -----------         -----------
Total                                       $      155          $      154          $      160

COST OF SALES:
Graphite Power Systems                      $       91         $        98          $      101
Advanced Energy Technology                  $       22         $        22          $       20
                                           -----------         -----------         -----------
Total                                       $      113         $       120          $      121

GROSS PROFIT:
Graphite Power Systems                      $       35         $        28          $       33
Advanced Energy Technology                  $        7         $         6          $        6
                                           -----------         -----------        ------------
Total                                       $       42         $        34          $       39

GROSS PROFIT MARGIN:
Graphite Power Systems                             27.3%               22.3%               24.6%
Advanced Energy Technology                         25.3%               22.3%               21.1%
Combined                                           26.9%               22.3%               24.0%

KEY OPERATING DATA:
GE volume (thousands metric tons)                  42.4                45.9                47.3
GE average selling price per metric ton         $ 2,251             $ 2,107             $ 2,113
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